Exhibit 8.1
                                                                     -----------

                                                   HUNTON & WILLIAMS LLP
                                                   RIVERFRONT PLAZA, EAST TOWER
                                                   951 EAST BYRD STREET
                                                   RICHMOND, VIRGINIA 23219-4074

                                                   TEL   804 - 788 - 8200
                                                   FAX   804 - 788 - 8218



February 20, 2004




Hersha Hospitality Trust
148 Sheraton Drive, Box A
New Cumberland, Pennsylvania  17070

                            Hersha Hospitality Trust
                            ------------------------
                                Qualification as
                                ----------------
                          Real Estate Investment Trust
                          ----------------------------

Ladies and Gentlemen:

          We have acted as counsel to Hersha Hospitality Trust, a Maryland real estate investment trust (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission ("SEC") on February 20, 2004 (the "Registration Statement"), with respect to the offer and sale of up to (i) 3,799,723 common shares of beneficial interest, par value $0.01 per share, of the Company (the "Common Shares") which may be offered from time to time by the holders of units of limited partnership ("Units") in Hersha Hospitality Limited Partnership, a Virginia limited partnership (the "Operating Partnership"), which have been redeemed in exchange for Common Shares, and (ii) 259,047 Common Shares which may be offered from time to time by certain selling shareholders who obtained such Common Shares through the exercise of options and warrants (in the aggregate, the "Secondary Shares"). You have requested our opinion regarding certain U.S. federal income tax matters.

          The Company owns, through the Operating Partnership, and its subsidiary partnerships and limited liability companies (the "Subsidiary Partnerships"), interests in 22 hotels and associated personal property (the "Hotels"). One of the Subsidiary Partnerships, HT/CNL Metro Hotels, L.P., a Delaware limited partnership (the "CNL JV"), is owned 33.333% by the Operating Partnership and 66.667% by CNL Hospitality Partners, L.P., a Delaware limited partnership. Another of the Subsidiaries Partnerships, PRA Glastonbury, LLC, a Delaware limited partnership (the "PRA Partnership"), is owned 40% by the Operating Partnership and 60% by third parties. With respect to each of the other Subsidiary Partnerships,


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Hersha Hospitality, LLC, a wholly owned subsidiary of the Operating Partnership
("Hersha LLC"), is the general partner, and the Operating Partnership is the limited partner. The Subsidiary Partnerships lease (i) eight of the Hotels to HHM Leasehold Interests, Inc., a Delaware corporation ("HHM Leasehold"), (ii) 12 of the Hotels to 44 New England Management Company, a Virginia corporation ("44 New England"), (iii) one of the Hotels to Hersha CNL TRS, Inc., a Delaware corporation ("Hersha CNL TRS"), and (iv) one of the Hotels to Hersha PRA TRS, Inc., a Delaware corporation ("Hersha PRA TRS" and, together with HHM Leasehold, 44 New England, and Hersha CNL TRS, the "TRS Lessees"). The operating lease agreements between each TRS Lessee and the Subsidiary Partnerships (collectively, the "Leases") are substantially similar. Hersha Hospitality Management, L.P., a Pennsylvania limited partnership ("HHMLP"), owns a 99% interest in HHM Leasehold, and the Operating Partnership owns the remaining 1% interest. 44 New England is a wholly owned subsidiary of the Operating Partnership, Hersha CNL TRS is a wholly owned subsidiary of the CNL JV, and Hersha PRA TRS is a wholly owned subsidiary of PRA Partnership. HHMLP operates and manages the Hotels leased to the TRS Lessees pursuant to substantially similar management agreements (the "Management Agreements") with the TRS Lessees.

          In giving this opinion letter, we have examined the following (collectively, the "Reviewed Documents"):

     1. the Company's Amended and Restated Declaration of Trust, filed on January 15, 1999 with the Department of Assessments and Taxation of the State of Maryland (the "Declaration of Trust");

     2. the Articles Supplementary to the Declaration of Trust setting forth the terms of the Company's Series A Convertible Preferred Shares;

     3.   the Company's Bylaws;

     4. the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated January 26, 1999 (the "Operating Partnership Agreement"), among the Company, as general partner, and several limited partners;

     5. the First Amendment to the Operating Partnership Agreement dated as of December 31, 1999;

     6. the Second Amendment to the Operating Partnership Agreement dated as of April 21, 2003;

     7. the partnership and limited liability company agreements governing the Subsidiary Partnerships (the "Subsidiary Partnership Agreements");

     8. the Registration Statement and the prospectus filed as a part of the Registration Statement (the "Prospectus");

     9.   the Leases;

     10.  the Management Agreements;


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     11.  the taxable REIT subsidiary elections for the TRS Lessees; and

     12. such other documents or agreements as we have deemed necessary or appropriate for purposes of this opinion.

          In connection with the opinion rendered below, we have assumed, with your consent, that:

     1. each of the documents referred to above has genuine signatures, has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

     2. during its taxable year ending December 31, 2004 and future taxable years, the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), will be true for such years;

     3. the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the Subsidiary Partnership Agreements after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

     4. the Operating Partnership and each Subsidiary Partnership will be operated in accordance with the terms of the Operating Partnership Agreement and the Subsidiary Partnership Agreement, as applicable, and in accordance with the applicable law of the state of formation; and

     5. all of the obligations imposed by or described in the Reviewed Documents have been and will continue to be performed or satisfied in accordance with their terms.

          In connection with the opinion rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificate.

          Based on the Reviewed Documents, the assumptions set forth above, the representations set forth in the Officer's Certificate, and the factual matters discussed in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" (which is incorporated herein by reference), we are of the opinion that:

          (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable years ended December 31, 2000 through December 31, 2003, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2004, and in the future; and

          (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Consequences of the Our Status as a REIT" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Secondary Shares.


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          We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

          The foregoing opinion is based on current provisions of the Code and the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

          The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of the Secondary Shares pursuant to the Prospectus (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions "Federal Income Tax Consequences of Our Status as a REIT" and "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

                                          Very truly yours,

                                          /s/  Hunton & Williams LLP


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